Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Time Warner Cable Inc. for the registration of debt securities and debt warrants and to the incorporation by reference therein of our reports dated February 21, 2008, with respect to the consolidated financial statements, schedule and supplementary information of Time Warner Cable Inc., and the effectiveness of internal control over financial reporting of Time Warner Cable Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Charlotte, North Carolina
June 13, 2008